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[Westpac LOGO]



Annual General Meeting
Sydney
11.12.2003


You are invited to attend Westpac's Annual General Meeting (`AGM'). It will be held in Sydney on Thursday 11 December 2003, commencing at 1.30pm, with registration from 12.30pm.

In this mailing you will find:

o   Notice of Meeting for the AGM;

o Proxy Form and, if resident in Australia or New Zealand, a Reply Paid envelope;

o   Questions from Shareholders form; and

o If you have elected to receive it, a copy of either the Concise Annual Report or the full Annual Report.

If you are attending the AGM, please bring the Proxy Form with you. The bar coding on it will assist with registration. It is not necessary to pre-register to attend the AGM.

If you are not attending the AGM, you can lodge a completed Proxy Form by returning it in the enclosed Reply Paid envelope before 1.30pm on Tuesday 9 December 2003.

Even if you are attending the AGM, you can complete a Questions from Shareholders form in relation to any matters that are relevant to the AGM or the conduct of the audit and preparation of the auditor's report. The Chairman will endeavour to address as many of the most frequently asked questions as possible during the AGM, although time may not permit for all of the issues raised to be addressed. You can return your completed Questions from Shareholders form in the Reply Paid envelope or fax it to 02 8280 7646 (in Australia) or 61 2 8280 7646 (if outside Australia).

We will broadcast a live webcast of the AGM. An archive version of the webcast will also be available at www.westpac.com.au/investorcentre.
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HOW TO GET TO THE AGM

LOCATION
The Grand Ballroom, Level 2, Sheraton on the Park Hotel 161 Elizabeth Street, Sydney NSW

WHERE IT IS
161 Elizabeth Street is between Park and Market Streets, opposite Hyde Park. Access to the Grand Ballroom on Level 2 is via the lifts located behind the Grand Staircase.

MOBILITY IMPAIRED ACCESS is via a ramp on the southern side (Park St end) of the main entrance of 161 Elizabeth Street and then via the lifts to Level 2.

BY TRAIN
The nearest train station is St. James station. It is about three to five minutes walk from the hotel. Town Hall and Martin Place stations are about seven to ten minutes walk away.

BY BUS
For bus services transiting the CBD area, eg along Elizabeth, George or York Streets, alight at the stop nearest to either Park or Market Streets and then proceed to 161 Elizabeth Street.

BY CAR
Car parking for a fee is available at public car parks in and around the CBD area, subject to availability.

If you need any further information regarding the AGM, please contact ASX Perpetual Registrars Limited on 02 8280 7070
Or toll free (in Australia) on 1800 804 255.
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NOTICE OF MEETING

Shareholders are advised that the Annual General Meeting of Westpac Banking Corporation ("Westpac") will be held in the Grand Ballroom on Level 2 at the Sheraton on the Park, 161 Elizabeth Street, Sydney on Thursday, 11 December 2003 at 1.30 pm.

Business

1. FINANCIAL REPORTS
To lay before the Annual General Meeting the annual financial report, directors' report and auditors' report of Westpac for the year ended 30 September 2003, for shareholders to receive and consider.

2. ELECTION OF DIRECTORS
To consider and, if thought fit, pass the following resolutions as ordinary resolutions:

(a) "That Helen Ann Lynch, who retires in accordance with Articles 9.2 and 9.3 of the Constitution, be re-elected as a Director of Westpac Banking Corporation."

(b) "That Carolyn Judith Hewson, being a Director appointed since the last Annual General Meeting and who offers herself for election pursuant to
     Article 9.7 of the Constitution, be elected as a Director of Westpac Banking Corporation."

(c) "That Peter David Wilson, being a Director appointed since the last Annual General Meeting and who offers himself for election pursuant to Article 9.7 of the Constitution, be elected as a Director of Westpac Banking Corporation."

3. GRANT OF SECURITIES TO CHIEF EXECUTIVE OFFICER
To consider and, if thought fit, pass the following resolution as an ordinary resolution:

"That approval is given:

(a) for all purposes under the Listing Rules of the Australian Stock Exchange Limited for:

       (i) the grant of performance options to Dr David Raymond Morgan, in three tranches of 713,000 options each, on 1 March 2004, 1 March 2005 and 1 March 2006 and a fourth tranche of 594,167 options on 1 December 2006, to subscribe for or acquire a total of 2,733,167 fully paid ordinary shares in the capital of Westpac Banking Corporation.

           Performance options will be exercisable at the volume weighted average price per share of Westpac Banking Corporation shares on the Australian Stock Exchange Limited over the five trading days before the date of grant of the relevant tranche, subject to and in accordance with the terms of the Chief Executive Securities Agreement 2003 (the "Agreement"), a summary of which was included in the Explanatory Notes accompanying the notice convening this meeting;

      (ii) the grant of options (being performance share rights) to Dr David Raymond Morgan in three tranches of 218,000 performance share rights each on 1 March 2004, 1 March 2005, 1 March 2006 and a fourth tranche of 181,667 performance share rights on 1 December 2006, to subscribe for or acquire a total of 835,667 fully paid ordinary shares in the capital of Westpac Banking Corporation for no monetary payment, subject to and in accordance with the terms of the Agreement; and

     (iii) the allotment to Dr David Raymond Morgan of a maximum of 3,568,834 fully paid ordinary shares in the capital of Westpac Banking Corporation upon the valid exercise of the options described in paragraphs (i) and (ii) subject to and in accordance with the terms of the Agreement.

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(b)  for all purposes under the Corporations Act 2001 (Cth) ("Corporations Act")
     to permit Westpac Banking Corporation to give effect to the Chief Executive Securities Agreement 2003 (the "Agreement"), a summary of which was included in the Explanatory Notes accompanying the notice convening this meeting, pursuant to which Dr David Raymond Morgan will be granted options to subscribe for or acquire a maximum of 3,568,834 fully paid ordinary shares in the capital of Westpac Banking Corporation, exercisable subject to and in accordance with the terms of the Agreement."

VOTES DISREGARDED
AS REQUIRED BY THE LISTING RULES OF THE AUSTRALIAN STOCK EXCHANGE LIMITED, WESTPAC WILL DISREGARD ANY VOTES CAST ON RESOLUTION 3 BY ANY DIRECTOR (EXCEPT ONE WHO IS INELIGIBLE TO PARTICIPATE IN ANY EMPLOYEE INCENTIVE SCHEME OF WESTPAC). HOWEVER, WESTPAC WILL NOT DISREGARD ANY SUCH VOTE IF IT IS CAST BY ANY DIRECTOR AS A PROXY FOR A PERSON WHO IS ENTITLED TO VOTE, IN ACCORDANCE WITH THE DIRECTIONS ON THE PROXY FORM, OR IF IT IS CAST BY THE CHAIRMAN OF THE MEETING AS PROXY FOR A PERSON WHO IS ENTITLED TO VOTE, IN ACCORDANCE WITH A DIRECTION ON THE PROXY FORM TO VOTE AS THE PROXY DECIDES.

AS REQUIRED BY THE CORPORATIONS ACT, A VOTE ON RESOLUTION 3 MUST NOT BE CAST (IN ANY CAPACITY) BY OR ON BEHALF OF DR MORGAN OR ANY OF HIS ASSOCIATES. HOWEVER, THIS DOES NOT PREVENT THE CASTING OF A VOTE if:

o IT IS CAST BY A PERSON AS PROXY APPOINTED IN WRITING THAT SPECIFIES HOW THE PROXY IS TO VOTE ON THE PROPOSED RESOLUTION; AND

o   IT IS NOT CAST ON BEHALF OF DR MORGAN OR ANY OF HIS ASSOCIATES.

4. NON-EXECUTIVE DIRECTORS' REMUNERATION
To consider and, if thought fit, pass the following resolution as an ordinary resolution:

"That the yearly maximum sum available to the Non-executive Directors of Westpac Banking Corporation as remuneration for their services be increased from $1.5 million to $2.5 million, from the year commencing 1 January 2004, to be divided amongst them in a manner they may determine."

VOTES DISREGARDED
AS REQUIRED BY THE LISTING RULES OF THE AUSTRALIAN STOCK EXCHANGE LIMITED, WESTPAC WILL DISREGARD ANY VOTES CAST ON RESOLUTION 4 BY ANY DIRECTOR OF WESTPAC OR ANY OF HIS OR HER ASSOCIATES. HOWEVER, WESTPAC WILL NOT DISREGARD ANY SUCH VOTE IF IT IS CAST BY ANY DIRECTOR AS PROXY FOR A PERSON WHO IS ENTITLED TO VOTE, IN ACCORDANCE WITH THE DIRECTIONS ON THE PROXY FORM OR IF IT IS CAST BY THE CHAIRMAN OF THE MEETING AS PROXY FOR A PERSON WHO IS ENTITLED TO VOTE, IN ACCORDANCE WITH A DIRECTION ON THE PROXY FORM TO VOTE AS THE PROXY DECIDES.

 5. THE WESTPAC FOUNDATION: INDEMNITY FOR TRUSTEES
To consider and, if thought fit, pass the following resolution as an ordinary resolution:

"That:
(a) Westpac Banking Corporation ("Westpac") grant to each Director and former Director of Westpac (each an "Indemnified Director") who, at Westpac's request, holds office as a trustee of the Westpac Foundation from time to time, an indemnity in respect of liability as a trustee of the Westpac Foundation, being an indemnity upon or substantially in accordance with the terms in the form of the deed which is Attachment A included in the Explanatory Notes accompanying the notice convening this meeting;

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(b) Westpac execute and deliver to each Indemnified Director a deed in or substantially to the effect of the form of deed which is Attachment A included in the Explanatory Notes accompanying the notice convening this meeting;

(c) Approval be given to the due performance by Westpac of each deed so executed and delivered to such Indemnified Director, including by the payment to the Indemnified Director whom the deed is delivered of any money which becomes payable by Westpac under the deed; and

(d) Westpac give to each Indemnified Director all financial benefits involved in the execution and performance by Westpac of a deed so executed and delivered to the Indemnified Director."

VOTES DISREGARDED
AS REQUIRED BY THE CORPORATIONS ACT, A VOTE ON RESOLUTION 5 MUST NOT BE CAST (IN ANY CAPACITY) BY OR ON BEHALF OF:

o ANY DIRECTOR OF WESTPAC, OR ANY PERSON WHO CEASED TO BE A DIRECTOR OF WESTPAC IN THE PAST 6 MONTHS (THE "RELATED PARTY(IES)"); AND

o   AN ASSOCIATE OF ANY OF THE RELATED PARTIES.

HOWEVER, THIS DOES NOT PREVENT THE CASTING OF A VOTE IF:

o IT IS CAST BY A PERSON AS PROXY APPOINTED IN WRITING THAT SPECIFIES HOW THE PROXY IS TO VOTE ON THE PROPOSED RESOLUTION; AND

o   IT IS NOT CAST ON BEHALF OF A RELATED PARTY OR AN ASSOCIATE OF A RELATED
    PARTY.

By order of the Board of Directors.




Richard Willcock, Secretary
Sydney, 6 November 2003

Notes:
(1) A shareholder entitled to attend and vote is entitled to appoint a proxy or, where that shareholder is entitled to two or more votes, two proxies. Where two proxies are so appointed, the appointments may specify the number or proportion of votes to be exercised by each proxy. If no number or proportion of votes is specified in the appointments, each proxy may (disregarding fractions) exercise one half of that shareholder's votes. A proxy need not be a shareholder.

(2) To be effective, the instrument appointing a proxy (together with the original of the power of attorney or other authority (if any), or a certified copy of that power or authority under which the proxy is signed) must be received on behalf of Westpac not later than 1.30pm on 9 December 2003. Proxies must be received at the following address or facsimile number, at or before that time:

    By Post:           ASX Perpetual Registrars Limited
                       Locked Bag A6015, Sydney South NSW 1235, Australia

    By Delivery:       ASX Perpetual Registrars Limited
                       Level 8, 580 George Street, Sydney NSW 2000

    By Facsimile:      In Australia: 02 8280 7646 From Overseas: +61 2 8280 7646

(3) Under regulation 7.11.37 of the Corporations Regulations 2001, the Board of Directors of Westpac, as convenor of this meeting, has determined that all persons holding shares at 7.00 pm on Tuesday, 9 December 2003 will be taken to be shareholders for the purposes of this meeting.

(4) The accompanying explanatory notes form part of the notice of meeting.

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Explanatory notes
(in relation to items of business included in the notice convening the Annual General Meeting)

ITEM 1: FINANCIAL REPORTS
While section 317 of the Corporations Act requires the directors' report, the auditors' report and the financial reports of Westpac for the year ended 30 September 2003 to be laid before the annual general meeting, neither that Act nor Westpac's Constitution requires shareholders to vote on, approve or adopt those reports.

Shareholders will, however, have ample opportunity at the meeting to raise questions on those reports.

ITEM 2: ELECTION OF DIRECTORS
The offices that may be filled by election at the meeting are:

o    the office of any Non-executive Director who, pursuant to Articles 9.2 and
     9.3 of the Constitution, retires by rotation at this meeting. Barry Capp and Helen Lynch are both in this category. Mr Capp has attained the compulsory retirement age of 70 as per Article 9.4 of the Constitution and will retire at the conclusion of the meeting. Ms Lynch offers herself for re-election; and

o the office of any Director appointed after the last Annual General Meeting and before this meeting pursuant to Article 9.7 of the Constitution. Carolyn Hewson and Peter Wilson are in this category having been appointed on 6 February 2003 and 31 October 2003 respectively.

There are no other candidates.

2(a) RE-ELECTION OF HELEN ANN LYNCH, AM
Helen Lynch has been a Director of Westpac since 12 November 1997. Ms Lynch has had thirty six years' experience in Westpac including membership of Westpac's executive team before retiring in 1994. She is the Chairman of each of the Sydney Symphony Orchestra Holdings Pty Limited and the Westpac Staff Superannuation Plan Pty Limited. She is also a Director of each of Southcorp Limited and Institute of Molecular Bioscience. Age 60.

Ms Lynch is an independent Director as she does not have a material relationship with Westpac, either directly or as a partner of a firm or shareholder or officer of a company that has a relationship with Westpac.

2(b) ELECTION OF CAROLYN JUDITH HEWSON, BEC, (HONS.), MA (ECON.)
Carolyn Hewson has been a Director of Westpac since 6 February 2003. Ms Hewson has had 15 years experience in the finance sector and was an Executive Director of Schroders Australia Limited between 1989 and 1995. She is a Director of each of the Australian Gaslight Company, CSR Limited and the Economic Development Board of South Australia. Ms Hewson's community involvement includes board or advisory roles with the Royal Humane Society, YWCA of Sydney (President), the Australian Charities Fund and The Neurosurgical Research Foundation - Royal Adelaide Hospital. Age 48.

Ms Hewson is an independent Director as she does not have a material relationship with Westpac, either directly or as a partner of a firm or shareholder or officer of a company that has a relationship with Westpac.

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2 (c) ELECTION OF PETER DAVID WILSON, CA
Peter Wilson has been a Director of Westpac since 31 October 2003. Mr Wilson is a Chartered Accountant and former partner of Ernst & Young. Mr Wilson is Chairman of each of Port Napier Limited, Evergreen Forests Limited and Global Equities Market Securities Limited, and a Director of each of The Colonial Motor Company Limited, Westpac (NZ) Investments Limited, Urbus Properties Limited and Hill Country Corporation Limited. Mr Wilson is also a member of the Institute of Chartered Accountants of New Zealand and the Institute of Directors of New Zealand. Mr Wilson resides in Wellington, New Zealand. Age 62.

Mr Wilson is an independent Director as he does not have a material relationship with Westpac, either directly or as a partner of a firm or shareholder or officer of a company that has a relationship with Westpac.

The Board recommends that shareholders vote in favour of resolutions 2(a), 2(b) and 2(c).

ITEM 3: GRANT OF SECURITIES TO CHIEF EXECUTIVE OFFICER
The Westpac Board announced on 14 August 2003 that it had agreed to reappoint Dr David Morgan as Managing Director and Chief Executive Officer of Westpac until 31 December 2007. However, Dr Morgan's reappointment will not become effective unless shareholders approve the grant of performance options and performance share rights during the extended term, in accordance with the Chief Executive Securities Agreement 2003 ("2003 Agreement"). A full copy of the 2003 Agreement is available on the Westpac website at www.westpac.com.au/investorcentre. Approval is required by ordinary resolution of shareholders under Listing Rule
10.14 and is sought in accordance with Listing Rule 10.15A. Approval is also being sought for all purposes under the Corporations Act.

Shareholder approval is being sought only for the grant of performance options and performance share rights, and not for any other terms of Dr Morgan's employment contract, a summary of which was published by Westpac on 14 August 2003.

Dr Morgan's current contract is due to expire in February 2004.

The terms of the new employment contract are in line with existing arrangements and are firmly linked to Westpac's performance. Enhanced elements include:

o more than 75% of Dr Morgan's total potential remuneration is at risk and subject to strict performance criteria;

o higher performance hurdles which result in the long-term incentives being of zero value to Dr Morgan if Westpac performs below the 50th percentile of the 50 largest listed Australian companies by market capitalisation (excluding Westpac, property and specified resources companies). Westpac will need to perform at or above the 75th percentile of those companies for Dr Morgan to realise 100% of his long-term incentives;

o keeping the fixed pay component at the same level for the period of the contract with no annual increases; and

o ensuring a maximum payout of 12 months fixed pay and lapse of any ungranted long-term incentives should the Board terminate the contract for poor performance.

Under Dr Morgan's leadership Westpac has delivered sustained earnings growth to shareholders as well as reaching a global leadership position in corporate responsibility.

At the date of Dr Morgan's reappointment (14 August 2003) Westpac's market value had increased some $8.5 billion or 39% since his appointment as Managing Director and Chief

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Executive Officer in March 1999. In the same period, the Westpac Group has delivered a compound annual growth in returns to shareholders of 13%.

No securities have been issued under the 2003 Agreement. The following grants of performance options and performance share rights are proposed to be made under the 2003 Agreement, subject to shareholders' approval:

o three tranches, each of 713,000 performance options, to be granted on 1 March 2004, 1 March 2005 and 1 March 2006, and a fourth pro rata tranche of 594,167 performance options to be granted on 1 December 2006; and

o three tranches, each of 218,000 options (being performance share rights), to be granted on 1 March 2004, 1 March 2005 and 1 March 2006, and a fourth pro rata tranche of 181,667 performance share rights to be granted on 1 December 2006.

Westpac will have no obligation to grant any securities to Dr Morgan if he is not employed by Westpac on the relevant grant date. The performance options and performance share rights will each have a three year performance period commencing on 1 March on or following the date of grant. The grant date of the fourth tranche ensures that all tranches will be granted within the three year period during which the shareholder approval will, if given, remain effective.

The long-term incentives will not be exercisable at the end of the relevant performance period if Westpac's total shareholder return (or TSR) ranking is below the 50th percentile of the 50 largest listed Australian corporations (excluding Westpac, property and specified resources companies).

If Westpac's TSR ranking is at the 50th percentile, 50% of the securities will be exercisable and the remainder will lapse. If Westpac's TSR ranking is at or above the 75th percentile, 100% of the securities will be exercisable. If Westpac's TSR ranking is above the 50th percentile and below the 75th percentile, an additional 2% of the securities in each tranche will become exercisable for each whole 1% increase above the 50th percentile.

The price for the issue of the performance share rights and performance options is nil. However, Dr Morgan will be required to pay the full exercise price (the volume weighted average price of Westpac shares on the Australian Stock Exchange Limited ("ASX") during the week prior to the respective dates of grant for each option) for each performance option that becomes exercisable. The performance share rights that vest will be exercisable for no consideration.

RIGHTS ON TERMINATION
The following rights accrue to Dr Morgan under the 2003 Agreement, if his employment ceases before 31 December 2007, depending on the circumstances:

o if employment ceases due to death, disablement or sickness, Dr Morgan will be entitled to performance options and performance share rights granted prior to the date of cessation and for which the performance hurdles have been or are subsequently satisfied;

o if Dr Morgan resigns with the consent of the Board or if his employment is terminated without cause, Dr Morgan will be entitled to exercise all performance options and performance share rights granted prior to the date of termination, whether or not the performance hurdles have been satisfied;

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o    if Dr Morgan's employment contract is terminated for poor performance, he may exercise any performance options and performance share rights which had been granted prior to the date of termination, and for which the performance hurdles have been satisfied within 12 months after the date of termination. All other performance options and performance share rights will lapse; and

o if Dr Morgan resigns without the consent of the Board, or his employment is terminated for cause, he will be entitled only to performance options and performance share rights which have been granted prior to the date of termination and for which the performance hurdles have been satisfied prior to that date.

VALUATION OF LONG-TERM INCENTIVES
Westpac has obtained an independent valuation of the performance options and performance share rights which reflects many of the underlying principles of the International Accounting Standards Board Exposure Draft ED2, which underpins the recent recommendations of the Australian Securities and Investments Commission concerning the valuation of long-term incentive benefits. The pricing model developed by the independent valuer takes account of:

o   the exercise price of the performance options;

o the life of the performance option or the performance share right (three years performance test, and vesting with exercise up to 10 years from grant date);

o the price of the Westpac securities at grant of the performance options and the performance share rights;

o the expected volatility of the share price (19%); o the dividend yield expected on the shares (4% pa);

o the risk-free interest rate for the life of the performance option or performance share right (5.5% pa); and

o   the performance hurdles applying.

Prior to the actual granting of performance options or performance share rights, the exercise price necessary to derive an estimated value using ED2 is not available. However it is possible to express the estimated value of the long-term incentives under the model as a percentage of the exercise price. Based on the model, the estimated values of the long-term incentives are:

o   for each performance option, 15.9% of the exercise price of the option; and

o for each performance share right, 52.5% of the market price of Westpac shares at the time of grant.

Based on the average closing share price in the month ended 30 September 2003 of $16.15, indicative values for Dr Morgan's long-term incentives would be $2.57 per performance option and $8.48 per performance share right.

The actual value of the long-term incentive to Dr Morgan, however, will differ from any estimated values. The actual value will depend on the relative TSR performance of Westpac in the performance period, the Westpac share price at time of grant and the movement in share price up to the time of vesting of any performance options or performance share rights.

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The Board does not believe that Westpac will incur any opportunity cost or forgo any benefit by granting these performance options and performance share rights. Westpac will not make any loans to Dr Morgan to finance the exercise price of the performance options. Dr Morgan must fund the share purchases from his own resources.

The Board anticipates that funds raised from the allotment of shares following the exercise of options will be applied to the general capital requirements of Westpac. The dilution effect of 3,568,834 new shares on current shareholders, should the securities be granted and all performance requirements be achieved, will be negligible.

Dr Morgan has previously received options under Chief Executive Share Option Agreements dated 26 October 1999 and 19 December 2001, the terms of which were approved by shareholders at general meetings on 2 September 1999 and 13 December 2001. Details of the options previously granted to Dr Morgan, including the number, date of grant, exercise price and performance hurdles have been disclosed in previous Annual Reports.

Details of all securities granted and issued to Dr Morgan under the 2003 Agreement will be published in each annual report of Westpac relating to the period in which securities are granted or issued in accordance with the shareholder approval sought at this Annual General Meeting under Listing Rule 10.14.

No other Director or their associate is entitled to participate in the employee incentive scheme constituted by the 2003 Agreement. If any other person becomes entitled to participate in this scheme after it has been approved by shareholders, they will not participate until after further shareholder approval has been obtained.

The resolution is subject to voting exclusion provisions required under the Listing Rules and Corporations Act as set out under the resolution.

A full copy of the Chief Executive Securities Agreement 2003 is available on the Westpac website at www.westpac.com.au/investorcentre or from Westpac's share registry, ASX Perpetual Registrars Limited by telephoning 1800 804 255 (toll free if in Australia).

THE BOARD (EXCLUDING DR MORGAN WHO HAS A PERSONAL INTEREST) RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOUR OF THE RESOLUTION FOR THE REASONS SET OUT IN THESE EXPLANATORY NOTES. NONE OF THE DIRECTORS (EXCLUDING DR MORGAN WHO HAS A PERSONAL INTEREST) HAVE ANY INTEREST IN THE OUTCOME OF THE PROPOSED RESOLUTION EXCEPT TO SECURE THE SERVICES OF DR MORGAN ON A CONTINUING BASIS. DR MORGAN WHO HAS A PERSONAL INTEREST IN THIS RESOLUTION DOES NOT MAKE ANY RECOMMENDATION TO SHAREHOLDERS IN RESPECT OF THIS RESOLUTION.

ITEM 4: NON-EXECUTIVE DIRECTORS' REMUNERATION
Shareholder approval is sought to increase the Non-executive Directors' fee pool. The upper limit on Non-executive Directors' annual remuneration has been held at $1.5 million since December 1999. It is proposed that this limit be increased by the sum of $1 million to a new upper limit of $2.5 million to be divided amongst Non-executive Directors in a manner they may determine. It is proposed this yearly maximum sum be effective from the year commencing 1 January 2004.

Support for this proposal is being sought because it will:

1. allow the implementation of new and more appropriate Non-executive Director remuneration arrangements which are consistent with emerging market practice and the guidelines of the ASX Corporate Governance Council; and

2. allow for some growth in Board remuneration in future years to reflect market competitiveness and increasing demands.

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The guidelines of the ASX Corporate Governance Council indicate that non-executive directors should normally be remunerated by way of fees (in the form of cash, non-cash benefits, superannuation contributions or equity) and that they should not be provided with retirement benefits other than statutory superannuation.

The current base fees for each Non-executive Director appointed prior to 3 July 2003 were last reviewed with effect 1 January 2003 and are $125,000 per Director per year. The Chairman receives remuneration of $440,000 per year, inclusive of Committee fees. Non-executive Directors who chair a Committee receive additional yearly fees of $20,000 per Committee and additional fees are also payable to Directors for their membership on subsidiary boards. To acknowledge the importance of each Committee to the operation of the Board, there is no differentiation between the fees for the Chairs of the various Committees. To encourage and recognise equal workload and contribution, no additional payments are made for membership of Committees or attendance at Committee meetings.

Consistent with the practice of a number of leading companies, Westpac has previously paid retirement allowances to Non-executive Directors. The arrangement was approved by shareholders at the 1989 Annual General Meeting. The retirement allowances have to date been treated separately from Non-executive Directors' fees. In 2003 the total of retirement benefits which were accrued for Non-executive Directors equalled approximately $970,000.

Following the recent guidance by the ASX Corporate Governance Council, the Board resolved to remove retirement allowances for Non-executive Directors appointed after 3 July 2003. As they have been contractually agreed, retirement allowances for those Non-executive Directors appointed prior to 3 July 2003 will continue.

The Board sought an independent assessment as to the value retirement allowances comprise of the base emoluments of a Non-executive Director. On the basis of the independent assessment, the Board determined that the base fees of Non-executive Directors appointed after 3 July 2003 would be increased to $183,000, inclusive of statutory superannuation (currently $11,002). This increase reflects the current annual cost of retirement allowances in the annual remuneration of Non-executive Directors.

Non-executive Directors may opt each year to receive a percentage of their prospective fees in Westpac shares, which are acquired on-market at market price. Shareholders approved this arrangement in December 2000. Non-executive Directors have voluntarily agreed to build up a shareholding in Westpac equal in value to at least 100% of annual base fees.

Non-executive Directors' fees and payments are reviewed annually by the Board. The Board also takes the advice of independent remuneration consultants to ensure Non-executive Directors' fees and payments are appropriate and in line with the market.

BECAUSE EVERY DIRECTOR HAS AN INTEREST, EITHER IMMEDIATELY OR CONTINGENTLY, IN THE OUTCOME OF THE PROPOSED RESOLUTION, NONE OF THEM WISHES TO MAKE A RECOMMENDATION TO SHAREHOLDERS ABOUT THE PROPOSED RESOLUTION.

ITEM 5: THE WESTPAC FOUNDATION: INDEMNITY FOR TRUSTEES
The Westpac Foundation ("Foundation") is a charitable trust with origins to gifts made in 1879 by Thomas Buckland, President of the Bank of New South Wales (as Westpac then was), for the relief of needy widows and orphans of bank officers. As presently constituted, the Foundation exists to serve not only those original purposes but also charitable purposes generally. Under the Foundation's constitution, there are six trustees. Four of the trustees

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must be either Directors of Westpac (who are not full time employees of Westpac)
or full time employees of Westpac (who may or may not be Directors of Westpac), with at least one being a Director of Westpac. This allows for up to two trustees who are neither Westpac Directors nor Westpac employees.

Shareholder approval is sought to the grant by Westpac of an indemnity to those Directors of Westpac who are or may become trustees of the Foundation.

Shareholder approval is also sought to the grant by Westpac of an indemnity to those former Directors of Westpac who after resignation either remain or become a trustee of the Foundation and who are related parties for the purposes of section 228(5) of the Corporations Act ("Former Director"). Section 228(5) provides that a person is a related party of a public company at any particular time if that person is a director of that public company at any time within the previous 6 months.

Shareholders approved the granting of an indemnity to the then Directors of Westpac who were trustees of the Foundation in December 2000. The approval also extended to any other Westpac Directors who became trustees of the Foundation during the 15 month period following the passing of the resolution in December 2000.

The effective life of the December 2000 resolution as a source of approval of the grant of indemnity is limited to 15 months because the grant of indemnity by Westpac to a Director or Former Director will constitute the giving of a "financial benefit" by Westpac for the purposes of Chapter 2E of the Corporations Act. Fresh approval is therefore required to enable Westpac to grant an indemnity to any Director, present or future, or to any Former Director who is or may become a trustee of the Foundation within the next 15 months after the passing of the resolution.

The form of the proposed indemnity which has been updated to reflect legislative changes since December 2000 is included in these explanatory notes as Attachment A.

The Board is not able to cause Westpac to grant an indemnity to trustees who are Directors of Westpac, even though the holding of office of trustee is, in a realistic sense, part of the function as a Director. This is because, both under the Corporations Act and as a matter of general law, a board cannot vote financial benefits to its own members except as shareholders allow and approve or statutory exceptions otherwise apply. Further, Westpac has been advised that Directors serving as trustees of the Foundation will not, while acting as trustees, be covered by existing indemnities conferred by Westpac's Constitution. The indemnities afford protection only in relation to defined liabilities arising from the performance by a Director of directorial functions pertaining to some other position or office outside Westpac held by the Director, including a position which is open only to Directors of Westpac.

It is also not open to the Board to cause Westpac to grant indemnity to trustees that are Former Directors. Although these individuals are no longer connected with Westpac after their resignation from the Board, they are "related parties" for the purposes of Chapter 2E of the Corporations Act during a period of 6 months after their resignation.

The Board nevertheless considers it appropriate to propose for shareholders' approval measures under which Directors and Former Directors who serve as trustees of the Foundation will be afforded by Westpac, in relation to liabilities they may incur in that capacity, indemnity to the full extent that a company may, under the Corporations Act, grant to a Director of the company in respect of liabilities incurred by the Director in the capacity of Director.

Under the indemnity Westpac may at its discretion and by resolution of its Board of Directors agree to advance to the trustee funds required by the trustee to meet costs of defending an action for liability incurred as a trustee of the Foundation.

In placing the proposed resolution before shareholders for consideration, the Board wishes to make the following particular points:

o At present, the Directors of Westpac who are trustees of the Foundation are: Leon Davis and Sir Llewellyn Edwards, AC. Each of them is indemnified by Westpac in accordance with the approval of shareholders given in December 2000. In the event that another Director was proposed to be appointed as a trustee of the Foundation, Westpac would not be able to provide that Director with indemnity without the approval of shareholders. The resolution if passed will allow the indemnity set out in Attachment A to be provided by Westpac to those Directors not currently covered by the previous approval but also any other Directors, present or future, who may become trustees of the Foundation within 15 months after the passing of the resolution.

o The effective life of the resolution as a source of approval of the grant of indemnity is limited to 15 months because grant of indemnity to a particular Director will constitute the giving of a "financial benefit" by Westpac to the Director for the purposes of Chapter 2E of the Corporations Act. Under Chapter 2E, the giving of such a "financial benefit" not otherwise exempt from statutory prohibition can occur within 15 months after the passing of a resolution of shareholders approving the giving of the benefit.

o Should a Director or Former Director of Westpac to whom such an indemnity is given become subject, as a trustee of the Foundation, to some personal liability within the scope of the indemnity in such circumstances that Westpac is required to honour the indemnity, funds of Westpac will be paid out for the benefit of the Director or Former Director. Westpac will not derive any corporate benefit by reason of such a payment and the payment will be in addition, in the case of a Director, to his or her remuneration as a Director. There is no clear basis on which the Directors could, consistently with their general law duties, commit Westpac to such an indemnity in favour of any Director or Former Director in the absence of specific approval given by resolution of the shareholders.

o The proposed indemnity is, by its terms, available only to the extent that the indemnified Director or Former Director does not have a separate right of indemnity out of the trust fund or under an insurance policy. Generally speaking, a trustee has the right to be indemnified out of the trust fund for all liabilities incurred as a trustee, except liabilities involving a breach of trust. In addition, the indemnity will not apply to any liability which did not arise out of conduct in good faith. The consequences of dishonesty and other willful misconduct will, therefore, not be covered.

o It is also a term of the proposed indemnity that if the trustee fails to maintain insurance as Westpac reasonably requires in respect of the trustee's liability as a trustee of the Foundation and the failure continues for a period of 30 days after a written request by Westpac that the failure be remedied, then Westpac's liability under the indemnity will terminate.

o It is not possible to predict the extent of payment Westpac may be called upon to make under such indemnities as may be granted by Westpac pursuant to the approval to be given by the proposed resolution.

BECAUSE THE DIRECTORS PREVIOUSLY NAMED ARE ALREADY TRUSTEES OF THE FOUNDATION AND IT IS POSSIBLE THAT ANY ONE OR MORE OF THE REMAINING DIRECTORS NOW IN OFFICE MAY IN FUTURE BECOME TRUSTEES, EVERY DIRECTOR HAS AN INTEREST, EITHER IMMEDIATELY OR CONTINGENTLY, IN THE OUTCOME OF THE PROPOSED RESOLUTION. FOR THAT REASON, NONE OF THEM WISHES TO MAKE A RECOMMENDATION TO SHAREHOLDERS ABOUT THE PROPOSED RESOLUTION.

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ATTACHMENT A - DEED
By this deed made and given on [date] by Westpac Banking Corporation ABN 33 007 457 141 of 60 Martin Place, Sydney ("Westpac") in favour of [name and address of Trustee] ("Trustee"), Westpac covenants with the Trustee, in consideration of the Trustee's continuing at Westpac's request to occupy the office of trustee of the trust constituted by orders made on 25 June 1999 under the Dormant Funds Act 1942 and known as the Westpac Foundation ("the Foundation"), as follows:

1. Subject to clauses 2 and 3, Westpac will indemnify and hold harmless the Trustee from and against:

     (a) liability incurred by the Trustee as a trustee of the Trust, to the maximum extent that a company may, under the Corporations Act 2001
         (Cth) ("Corporations Act"), grant to an officer of the company in respect of liabilities incurred by that officer in the capacity of an officer of the company, and

     (b) legal costs incurred in defending an action for a liability incurred as a trustee of the Trust, to the maximum extent that a company may, under the Corporations Act, grant to an officer of the company in respect of legal costs incurred by that officer in defending an action for liability in the capacity of an officer of the company.

2. If and to the extent that the Trustee has a right to be indemnified or reimbursed out of the property of the Foundation or under any policy of liability insurance or both for any liability or legal costs to which the indemnity in clause 1 extends, the amount recoverable by the Trustee under this deed shall be reduced by the total amount recovered by the Trustee by virtue of every such right.

3. If the Trustee fails to maintain in force such liability insurance as Westpac reasonably requires in respect of the Trustee's liability as a trustee of the Foundation and the failure continues for a period of 30 days after a written request by Westpac that the failure be remedied is left at the last known place of residence or business of the Trustee, all liability of Westpac under this deed shall automatically terminate at the conclusion of the day next after the last day of that period of 30 days and this deed shall then be of no further force or effect.

4. Westpac may in its discretion and by resolution of its Board of Directors agree to advance to the Trustee funds required by the Trustee to meet costs of defending an action for a liability incurred as a trustee of the Foundation and any such advance:

     (a) may be on terms that Westpac will indemnify the Trustee against interest and other costs of borrowing incurred by the Trustee if and to the extent that the costs are afterwards shown to be legal costs recoverable by the Trustee under this deed; and

     (b) must otherwise be on terms that would be reasonable if Westpac and the Trustee were dealing at arm's length in comparable circumstances.

5. This deed replaces and supercedes any deed of indemnity granted by Westpac in favour of the Trustee prior to the date of this deed in respect of liabilities or legal costs incurred by the Trustee in the capacity as Trustee of the Trust.

EXECUTED as a Deed.

WESTPAC BANKING CORPORATION
ABN 33 007 457 141
Level 25, 60 Martin Place
GPO Box 1 Sydney
NSW 2001 Australia
Telephone (02) 9226 3311

www.westpac.com.au                                                      war 106

[WESTPAC LOGO]

                                     POSTAGE
                                      PAID
                                    AUSTRALIA

          If not claimed please return to:
          Locked Bag A6015
          Sydney South NSW1235, Australia

2003 ANNUAL GENERAL MEETING

Westpac Banking Corporation's Annual General Meeting (AGM) will be held in Sydney on Thursday 11 December 2003 commencing at 1.30pm, with registration from 12.30pm.

If you are attending the AGM, please bring the Proxy Form with you. The bar coding on it will assist with registration. It is not necessary to pre-register to attend the AGM.

If you are not attending the AGM, you can lodge a completed Proxy Form by returning it in the enclosed Reply Paid envelope before 1.30pm on Tuesday 9 December 2003.

We will broadcast a live webcast of the AGM. An archive version of the webcast will also be available at www.westpac.com.au/investorcentre.


How to get to the AGM

LOCATION
The Grand Ballroom, Level 2
Sheraton on the Park Hotel
161 Elizabeth Street
Sydney NSW

WHERE IT IS
161 Elizabeth Street is between Park and Market Streets, opposite Hyde Park. Access to the Grand Ballroom on Level 2 is via the lifts located behind the Grand Staircase.

Mobility impaired access is via a ramp on the southern side (Park St end) of the main entrance of 161 Elizabeth Street and then via the lifts to Level 2.

BY TRAIN
The nearest train station is St. James station. It is about three to five minute's walk from the hotel. Town Hall and Martin Place stations are about seven to ten minute's walk away.

BY BUS
For bus services transiting the CBD area, eg along Elizabeth, George or York Streets, alight at the stop nearest to either Park or Market Streets and then proceed to 161 Elizabeth Street.

BY CAR
Car parking for a fee is available at public car parks in and around the CBD area, subject to availability.

If you need any further information regarding the AGM, please contact:

ASX Perpetual Registrars Limited on 02 8280 7070
Or toll free (in Australia) on 1800 804 255.

PROXY FORM

WESTPAC BANKING CORPORATION

ABN 33 007 457 141

Mark this box with an `X' if you have made any changes to your name or address
details (see reverse)      / /

ALL CORRESPONDENCE TO:
ASX Perpetual Registrars Limited
Locked Bag A6015 Sydney South
New South Wales
1235 Australia
Enquiries (within Australia) 1800 804 255 (outside Australia) 612 8280 7070
Facsimile: 612 8280 7646

http://www.asxperpetual.com.au


Appointment of proxy

I/We being a member/s of Westpac Banking Corporation and entitled to attend and vote appoint:

/ / The Chairman of the meeting (mark with an `x')

                                       OR

-------------------------------------------------------------------------------
Write the name of the person you are appointing if this person IS SOMEONE OTHER THAN the Chairman of the meeting.

Or, if no person is named or if the person you have named fails to attend the meeting, the Chairman of the meeting, as my/our proxy and to vote in accordance with the following directions (or if no directions have been given, as the proxy sees fit) at the Annual General Meeting of Westpac Banking Corporation to be held in the Grand Ballroom, at the Sheraton on the Park, 161 Elizabeth Street, Sydney on Thursday, 11 December 2003 at 1.30pm and at any adjournment of that meeting. The Chairman intends to vote undirected proxies in favour of all resolutions set out in items 2 to 5 below.

Appointing a second proxy

I/we wish to appoint a second proxy

/ / Mark with an `x' if you wish to appoint a second proxy

AND

---------- %

OR

----------
State the percentage of your voting rights or the number of shares for this Proxy Form.

Important for items 3, 4 and 5 below

/ / If the Chairman of the meeting is your nominated proxy, or may be appointed by default, and you have not directed your proxy how to vote on Items 3, 4 and 5 below, please place a mark in this box. By marking this box you acknowledge that the Chairman of the meeting may exercise your proxy even if he has an interest in the outcome of those items and that votes cast by him, other than as proxy holder, would be disregarded because of that interest. If you do not mark this box, and you have not directed your proxy how to vote, the Chairman of the meeting will not cast your votes on Items 3, 4 and 5 and your votes will not be counted in computing the required majority if a poll is called on these items. The Chairman of the meeting intends to vote undirected proxies in favour of each of these items.

Voting directions to your proxy - please mark /X/ to indicate your directions

                                                          For  Against  Abstain*

Item 2(a) Re-election of Helen Ann Lynch as a Director    ---    ---      ---

Item 2(b) Election of Carolyn Judith Hewson as a Director ---    ---      ---

Item 2(c) Election of Peter David Wilson as a Director    ---    ---      ---

Item 3    Grant of Securities to Chief Executive Officer  ---    ---      ---

Item 4    Non-Executive Directors' Remuneration           ---    ---      ---

Item 5    The Westpac Foundation: Indemnity for Trustees  ---    ---      ---

* If you mark the Abstain box for a particular item, you are directing your proxy NOT to vote on your behalf on the voices, a show of hands or on a poll. Your votes will also not be counted in computing the required majority on a poll.

Authorised signature/s

This section must be signed in accordance with the instructions overleaf to enable your directions to be implemented

Individual or Shareholder 1

------------------------------------------
Individual/Sole Director and
Sole Company Secretary

Shareholder 2

------------------------------------------
Director

Shareholder 3

------------------------------------------
Director/Company Secretary

HOW TO COMPLETE
THE PROXY FORM

1. Your name and address

This is your name and address as it appears on the share register of Westpac Banking Corporation ("Westpac"). If this information is incorrect, please mark the box and make the correction on the form. Shareholders sponsored by a broker should advise their broker of any changes. PLEASE NOTE YOU CANNOT CHANGE OWNERSHIP OF YOUR SHARES USING THIS FORM.

2. Appointment of a proxy

If you wish to appoint the Chairman of the meeting as your proxy, mark the box. If the person you wish to appoint as your proxy is someone other than the Chairman of the meeting, please write the name of that person. If you leave this section blank the Chairman of the meeting will be your proxy and vote on your behalf. A proxy need not be a shareholder of Westpac.

3. Votes on items of business

You may direct your proxy how to vote by placing a mark in one of the three boxes opposite each item of business. Your shares will be voted in accordance with such a direction unless you indicate only a portion of voting rights are to be voted on any item by inserting the percentage or number of shares you wish to vote in the appropriate box or boxes. If you do not mark any of the boxes on a given item, your proxy will vote as he or she chooses. If you mark more than one box on an item your vote on that item will be invalid.

4. Appointment of a second proxy

If you wish to appoint a second proxy, an additional Proxy Form may be obtained by telephoning the share registry of Westpac or you may copy this form.

To appoint a second proxy you must:

(a) indicate that you wish to appoint a second proxy by marking the box;

(b) on each of the first Proxy Form and the second Proxy Form state the percentage of your voting rights or number of shares applicable to that form; and

(c) return both forms together in the same envelope.

5. Authorised signature(s)

You must sign this form as follows in the spaces provided:

INDIVIDUAL: where the holding is in one name, the holder must sign.

JOINT HOLDING: where the holding is in more than one name, all of the shareholders must sign.

POWER OF ATTORNEY: to sign under Power of Attorney, you must have already lodged this document with the registry. If you have not previously lodged this document for notation, please attach a certified photocopy of the Power of Attorney to this form when you return it.

COMPANIES: where the company has a Sole Director who is also the Sole Company Secretary, this form must be signed by that person. If the company (pursuant to section 204A of the Corporations Act 2001) does not have a Company Secretary, a Sole Director can also sign alone. Otherwise this form must be signed by a Director jointly with either another Director or a Company Secretary. Please indicate the office held by signing in the appropriate place.

If a representative of a corporation is to attend the meeting, the appropriate "Certificate of Appointment of Corporate Representative" should be produced prior to admission. A form of the certificate may be obtained from the share registry of Westpac.

6. Privacy

Westpac respects privacy and is committed to complying with the National Privacy Principles contained in the PRIVACY ACT 1988 and the PRIVACY AMENDMENT (PRIVATE SECTOR) ACT 2000. Chapter 2C of the Corporations Act 2001, requires information about you as a shareholder (including your name, address and details of the shares you hold) to be included in the public register of Westpac. This information must continue to be included in the public register if you cease to be a shareholder. These statutory obligations are not altered by the PRIVACY AMENDMENT (PRIVATE SECTOR) ACT 2000. Information is collected to administer your shareholding. Westpac's privacy policy and that of its share registry ASX Perpetual Registrars Limited can be viewed on the respective websites (www.westpac.com.au and www.asxperpetual.com.au)

Lodgement of a Proxy

This Proxy Form (together with the original of the Power of Attorney or other authority (if any) or a certified copy of that power or authority, under which it is signed) must be received not later than 48 hours before the time for holding the meeting. Your proxy must be received by 1.30pm on Tuesday 9 December 2003. Any Proxy Form received after that time will not be valid for the scheduled meeting.

Documents may be lodged using the reply paid envelope or:

 BY POST:
      ASX Perpetual Registrars Limited
      Locked Bag A6015
      Sydney South NSW 1235
      Australia

BY DELIVERY:
      ASX Perpetual Registrars Limited
      Level 8, 580 George Street
      Sydney NSW 2000

BY FACSIMILE:
       In Australia: 02 8280 7646
       From Overseas: +61 2 8280 7646